EXHIBIT 10.32

                          OFFER LETTER OF THOMAS MUTRYN

                                   GTSI Corp.
                 3901 Stonecroft Blvd., Chantilly, VA 20151-1010

31 December 2002

Mr. Thomas A. Mutryn
8411 Rapley Ridge Lane
Potomac, MD 20854

Dear Tom:

GTSI Corp. ("GTSI") is pleased to offer you the position of Senior Vice President and Chief Financial Officer. In this position, you will report directly to me. We would like your employment to commence as soon as possible, preferably by the Projected Start Date referred to below. We are optimistic that you will be able to make a significant contribution to GTSI.

Your total annual target compensation will be $391,000. This will consist of a base salary of $230,000 ($9,853.33 semi-monthly) plus participation in an Executive Incentive Compensation Plan (@ 70% of base salary). At 100% goal attainment, your annual target bonus under this plan will be $161,000. At 200% (the maximum payout for this Plan), your annual target bonus under this plan will be $322,000 ($552,000 TTC at 200%). GTSI guarantee that through the end of 2003, payouts under the incentive plan will not be less than 100% target.

As a further incentive to you, you will also be eligible for a one time bonus of $60,000. This bonus will be distributed as follows: $30,000 after your initial start date and $30,000 after 6 months of successful employment. If you should leave within a one-year period of joining GTSI you will be required to repay a pro-rated amount of the bonus to GTSI.

You will be eligible, on the first of the month following your hire date, to join the GTSI benefits plan which would include life insurance, comprehensive medical, dental and vision insurance for yourself and dependents on a contributory basis if you so elect. We will provide you with detailed information concerning your complete benefits package upon employment. You will be eligible for four weeks of vacation for the year 2003 and for each calendar year. This will prorate for partial years. As with all GTSI employees, you will be subject to all Company policies and procedures.

If, during the first 6 months from your date of hire, your employment ceases for any reason other than for "cause"(2) you will receive a severance equal to 6 months' base salary paid out over the following six months. You will also be

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(2) Cause - Termination by GTSI of an officer's employment for "Cause" means termination as a result of (i) acts or omissions involving unacceptable performance or conduct (examples of which include, but are not limited to: failure or refusal to perform assigned duties or to follow Company policies, as determined in the sole discretion of the Company; commission of sexual harassment; excessive absenteeism; unlawful use or possession of drugs or misuse of legal drugs or alcohol; misappropriation of a Company asset or opportunity; the offer, payment, solicitation or acceptance of any bribe or kickback with respect to the Company's business; the assertion, representation or certification of any false claim or statement to a Company customer; or indictment or conviction for any felony whatsoever or for any misdemeanor involving moral turpitude); (ii) inability for any reason to perform the essential functions of the position; or (iii) other conduct deemed by the Company to be inappropriate for an officer or harmful to the Company's interests or reputation. 3 Change of control is defined as (i) control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company's shareholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.


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eligible for any earned incentives during this six month period. The option exercise period would be extended for five months to be coterminous with the salary.

In the case of a "change in control,"(3) you will receive immediate vesting of all outstanding stock options. If, within the first 24 months following a change of control, you are terminated, your compensation is reduced, your responsibilities substantively diminished, or you are required to relocate, you will receive a lump-sum payment equal to your then current annual salary plus your targeted annual bonus.

As part of your compensation package, we will recommend to the Compensation Committee of the Company's Board of Directors that the Committee grant to you a nonstatutory stock option ("Option"), effective as of the date of grant which will be the date of actual Board approval, (the "Grant Date"), to purchase 125,000 shares of the Company's Common Stock. The exercise price will be equal to the closing price of the Company's Common Stock on the Grant Date or, if there has been no trading in the Company's Common Stock on the Grant Date, then the immediately preceding date upon which the Company's Common Stock is so traded (as reported the following business day in The Wall Street Journal). Your options will vest and be exercisable, cumulatively, in five equal annual installments with the first installment vesting on the Grant Date and the remaining installments vesting on each anniversary of the Grant Date, and will be subject to the terms and provisions of the stock option agreement evidencing the grant of the Option. Your Option shall expire, to the extent not previously exercised, upon the earlier of seven years from the date of initial vesting or three months after you cease to be a GTSI employee. Since this stock option offer is by rule subject to approval by GTSI's Board of Directors or a Committee thereof, no one at GTSI can promise or ensure such approval. Nonetheless, we envisage Committee approval without problem.

To comply with the Immigration Reform and Control Act, you will be required to verify citizenship by completing the enclosed form and presenting the requested documents on the first day of employment. Employment is contingent upon satisfactory references, successful completion of pre-employment drug screening, and the completion of a GTSI Corp. non-disclosure form.

Your employment at GTSI will be an "at will" relationship; that is, either party may end it at any time. Neither this offer of employment, nor your acceptance, nor our maintenance of personnel policies, procedures, and benefits creates a minimum term of employment. Please also be advised that it is GTSI's policy that employees should discuss salary issues only with their manager. For the first 120 days of employment, you will serve an initial introductory period.

The creation of enthusiastic customers by exceeding their expectations is a fundamental principle for GTSI and all its employees. In this regard, we rely on effective customer relationship management ("CRM"), as implemented through our contact database, as a unifying factor that manages all forms of communication with our customers, increasing the value of GTSI to our customers and the value of our customers to GTSI. To create enthusiastic customers in this manner, we need the support and commitment of each and every GTSI employee. We ask that you give us that support and commitment throughout your time at GTSI.

By executing this letter, you represent and warrant to GTSI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any of which you have furnished copies or written summaries to me, prior to your execution of this letter.

This letter contains our entire understanding with respect to your employment at GTSI. It supersedes all prior or contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with GTSI or any actual or perceived agent. This offer of employment will expire one week from the date of this letter.

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(3) Change of control is defined as (i) control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company's shareholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.


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Tom, we believe you will provide GTSI with the creativity and experience to contribute to continued GTSI growth. We also believe that GTSI can provide you with opportunities for professional growth and financial return. We look forward to the commencement of your employment with GTSI and expect a mutually fulfilling and rewarding relationship.

Please acknowledge your acceptance of this offer by signing the enclosed copy of this letter, and returning it to me as soon as possible along with your completed application of employment.

Sincerely,                             Acknowledged/Accepted

Dendy Young                            _________________________Date____________
Chairman & CEO                         Thomas A. Mutryn


                              Projected Start Date:             January 06, 2003


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